UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) November 10, 2016

Questar Gas Company

(Exact Name of Registrant as Specified in Its Charter)

Utah	333-69210	87-0155877
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

333 South State Street, P.O. Box 45360 Salt Lake City, Utah	84145-0360
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code (801) 324-5900

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On November 10, 2016, Dominion Resources, Inc. (Dominion), and its wholly-owned subsidiaries, Virginia Electric and Power Company (Virginia Power), Dominion Gas Holdings, LLC (Dominion Gas) and Questar Gas Company (Questar Gas), entered into a $5,000,000,000 Second Amended and Restated Revolving Credit Agreement (Core Credit Facility) with JPMorgan Chase Bank, N.A., as Administrative Agent, Mizuho Bank, Ltd., Bank of America, N.A., Barclays Bank PLC and Wells Fargo Bank, N.A., as Syndication Agents, and other lenders named therein.

Also on November 10, 2016, Dominion, Virginia Power, Dominion Gas and Questar Gas, entered into a $500,000,000 Second Amended and Restated Revolving Credit Agreement (LOC Facility and, together with the Core Credit Facility, the Amended and Restated Credit Facilities) with Keybank National Association, as Administrative Agent, U.S. Bank National Association, as Syndication Agent, and other lenders named therein.

The Amended and Restated Credit Facilities will mature in April 2020, unless extended, and bear interest at a variable rate. The Amended and Restated Credit Facilities amend and restate in their entirety the respective predecessor agreements for the facilities previously available to Dominion, Virginia Power and Dominion Gas and add Questar Gas as a potential borrower. The Amended and Restated Credit Facilities can be used by Questar Gas and the co-borrowers to support bank borrowings and the issuance of commercial paper, as well as to support up to $1.0 billion (or the sub-limit, whichever is less) of letters of credit for Questar Gas. A maximum of a combined $1.0 billion of the Amended and Restated Credit Facilities is available to Questar Gas, assuming adequate capacity is available after giving effect to uses by co-borrowers Dominion, Virginia Power and Dominion Gas and subject to any sub-limits for Questar Gas agreed to among Questar Gas and the co-borrowers from time to time. Sub-limits for Questar Gas are set within the facility limit but can be changed at the option of Questar Gas and the co-borrowers multiple times per year. At November 10, 2016, the sub-limit for Questar Gas was an aggregate $0.25 billion ($0.25 billion under the Core Facility; $0 under the LOC Facility). If Questar Gas has liquidity needs in excess of its sub-limit, the sub-limit may be changed or such needs may be satisfied through short-term intercompany borrowings from Dominion.

The Amended and Restated Credit Facilities contain covenants that, in the event of default, could result in the acceleration of principal and interest payments; restrictions on distributions relating to Questar Gas’ capital stock, including dividends, redemptions, repurchases, liquidation payments or guarantee payments; and, in some cases, termination of credit commitments unless a waiver of such requirements is agreed to by the lenders. These provisions are customary and not unique to the Amended and Restated Credit Facilities. The covenants include:

•	The timely payment of principal and interest;

•	Information requirements, including submitting required financial reports filed with the SEC and information about changes in Questar Gas’ credit ratings to lenders;

•	Performance obligations, audits/inspections, continuation of the basic nature of business, restrictions on certain matters related to merger or consolidation, and restrictions on disposition of all or substantially all assets; and

•	Limitations on liens.

Questar Gas is required to pay annual commitment fees to maintain its access to the Amended and Restated Credit Facilities. In addition, the Amended and Restated Credit Facilities contain various terms and conditions that could affect Questar Gas’ ability to borrow under the Amended and Restated Credit Facilities. They include a maximum 65% debt to total capital ratio that applies to Questar Gas and cross-default provisions that apply separately to each borrower.

If Dominion, Virginia Power, Dominion Gas, Questar Gas or any of these companies’ material subsidiaries, as defined in the credit facilities, fails to make payment on various debt obligations in excess of $100 million, the lenders could require that company to accelerate its repayment of any outstanding borrowings under the credit facilities and the lenders could terminate their commitments to lend funds to that company. Accordingly, any default by Dominion, Virginia Power or Dominion Gas will not affect the lenders’ commitments to Questar Gas.

The foregoing descriptions of the Core Credit Facility and the LOC Facility do not purport to be complete and are qualified in their entirety by reference to the complete texts of such agreements, copies of which are filed as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K and are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

Exhibits

10.1	$5,000,000,000 Second Amended and Restated Revolving Credit Agreement, dated as of November 10, 2016, among Dominion Resources, Inc., Virginia Electric and Power Company, Dominion Gas Holdings, LLC, Questar Gas Company, JPMorgan Chase Bank, N.A., as Administrative Agent, Mizuho Bank, Ltd., Bank of America, N.A., Barclays Bank PLC and Wells Fargo Bank, N.A., as Syndication Agents, and other lenders named therein.

10.2	$500,000,000 Second Amended and Restated Revolving Credit Agreement, dated as of November 10, 2016, among Dominion Resources, Inc., Virginia Electric and Power Company, Dominion Gas Holdings, LLC, Questar Gas Company, KeyBank National Association, as Administrative Agent, and U.S. Bank National Association, as Syndication Agent, and other lenders named therein.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUESTAR GAS COMPANY Registrant

/s/ James R. Chapman
James R. Chapman Senior Vice President – Mergers & Acquisitions and Treasurer

Date: November 10, 2016